                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported): August 16, 2001

                                  I-many, Inc.
              ----------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

                                    Delaware
              ----------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

               000-30883                                      01-0524931
     ----------------------------                ----------------------------------
         (Commission File Number)               (I.R.S. Employer Identification No.)

            537 Congress Street
                5th Floor
             Portland, Maine                             04101-3353
----------------------------------------     ----------------------------------
(Address of Principal Executive Offices)                 (Zip Code)

                                 (207) 774-3244
                      ------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
                                -----------------
          (Former Name or Former Address, if Changed Since Last Report)

         The undersigned Registrant hereby amends the following items of its Current Report on Form 8-K filed August 30, 2001 for the event of August 16, 2001.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On August 16, 2001, the Registrant completed its acquisition of Provato, Inc., a California corporation ("Provato"), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of June 26, 2001 (the "Merger Agreement"), by and among the Registrant, Lunalight, Inc., a wholly-owned subsidiary of the Registrant ("Merger Sub"), and Provato. At the effective time of the merger (the "Merger"), Merger Sub was merged with and into Provato, which is continuing in existence as the surviving corporation.

         The purchase price of the transaction consisted of 1,975,739 shares of the Registrant's common stock valued at approximately $11.2 million, a warrant to purchase 4,546 shares of the Registrant's stock valued at approximately $25,000, the assumption of approximately $1.1 million of liabilities, and $1.7 million in convertible notes issued by the registrant to Provato during the two month period immediately preceding the merger. In connection with the acquisition, the Registrant has incurred transaction costs of $1.8 million, which includes approximately $1.2 million of Provato's merger-related costs.

         The Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 361 and 368 of the Internal Revenue Code of 1986, as amended. The Registrant expects to treat the Merger as a purchase for accounting purposes. The Registrant used authorized but previously unissued shares of its common stock as consideration in the Merger.

         The terms of the Merger Agreement and the Merger were determined on the basis of "arm's-length" negotiations among the parties. The board of directors of the Registrant and the board of directors and the stockholders of Provato approved the Merger Agreement and the Merger. Prior to the execution of the Merger Agreement, none of the Registrant, its affiliates, officers or directors or any associate of any such officer or director, had any material relationship with Provato or any of Provato's other stockholders.

         Prior to the merger, Provato provided solutions for improving the value of negotiated relationships between businesses. Provato focused on delivering contract management and compliance solutions to Fortune 1000 companies in contract-intensive industries like Consumer Packaged Goods, Electronics, Aerospace, Telecommunications, and Financial Services. The Registrant currently intends to continue to use the tangible assets of Provato and its intellectual property substantially in the same manner in which they were used by Provato immediately prior to the Merger.

         The foregoing discussion of the Merger Agreement does not purport to be complete and is qualified by reference to the full text of the Merger Agreement, which is filed herewith.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

         The following financial statements of Provato and the notes related thereto are filed herewith:

         (i) audited balance sheets as of December 31, 1999 and 2000 and unaudited June 30, 2001;

         (ii) audited statements of operations for the years ended December 31, 1999 and 2000 and unaudited for the six months ended June 30, 2000 and 2001;

         (iii) audited statements of stockholders' deficit for the years ended December 31, 1999 and 2000 and unaudited for the six months ended June 30, 2001; and

         (iv) audited statements of cash flows for the years ended December 31, 1999 and 2000 and unaudited for the six months ended June 30, 2000 and 2001.

         (B) PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined condensed financial statements of the Registrant and Provato and the notes related thereto are filed herewith:

         (i)   balance sheet as of June 30, 2001; and

         (ii) statements of operations for the year ended December 31, 2000 and for the six months ended June 30, 2001.

         (C) EXHIBITS

         The Exhibits filed as part of this Current Report on Form 8-K/A are listed on the Exhibit Index immediately preceding such Exhibits, which Exhibit Index is incorporated herein by reference. Documents identified by footnotes are not being filed herewith and, pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reference is made to such documents as previously filed as exhibits with the Securities and Exchange Commission. The Registrant's file number under the Exchange Act is 000-30883. Omitted schedules shall be furnished to the Securities and Exchange Commission upon request.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Provato:

         We have audited the accompanying balance sheets of Provato (the Company) as of December 31, 1999 and 2000, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Provato as of December 31, 1999 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
--------------
San Francisco, California
March 28, 2001, except as to note 8, which is as of August 16, 2001

                                     PROVATO
                                 BALANCE SHEETS

                                                                         DECEMBER 31,
                                                                ------------------------------       JUNE 30,
                                                                    1999               2000            2001
                                                                   ------             ------          ------
                       ASSETS                                                                       (UNAUDITED)
Current assets:
     Cash and cash equivalents                                         $3,907        $5,659,009              $25
     Accounts receivable                                              362,300            78,638               --
     Prepaid expenses and other current assets                        142,787           223,375          150,021
                                                                 ------------      ------------     ------------
                                                                      508,994         5,961,022          150,046
Property and equipment, net                                           763,154           969,814          704,500
Other assets                                                          139,678           122,398          608,024
                                                                 ------------      ------------     ------------
                                                                   $1,411,826        $7,053,234       $1,462,570
                                                                 ============      ============     ============
         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Note payable                                                $         --      $         --         $150,000
     Accounts payable                                                 697,903           572,253          593,193
     Deferred revenue                                                 272,225            60,286           13,327
     Capital lease obligation - short-term                            144,062           151,129           80,702
     Other current liabilities                                        332,015           609,670          387,501
                                                                 ------------      ------------     ------------
         Total current liabilities                                  1,446,205         1,393,338        1,224,723
Long-term lease obligation                                            170,035            18,906           66,757
Stockholders' equity (deficit):
     Series A preferred stock, par value of $0.001,
       liquidating preference of $1.00 per share; 3,000,000
       shares authorized, issued and outstanding as
       of December 31, 1999 and 2000 and June 30, 2001              2,990,740         2,990,740        2,990,740
     Series B preferred stock, par value of $0.001, liquidating preference of $1.20 per share; 4,500,000 shares
       authorized, 4,166,631 shares issued and outstanding
       as of December 31, 1999 and 2000 and June 30, 2001           4,999,998         4,999,998        4,999,998
     Series C preferred stock, par value of $0.001,
       liquidating preference of $4.83 per share; 4,500,000
       shares authorized, 0, 3,738,039 and 3,742,102 shares
       issued and outstanding as of December 31, 1999 and
       2000 and June 30,2001, respectively                                 --        18,097,020       18,116,650
     Common stock, par value of $0.001; 18,000,000 shares
       authorized; 3,083,471, 2,814,392 and 2,945,509 shares
       issued and outstanding as of December 31, 1999
       and 2000 and June 30, 2001, respectively                        28,941            91,344          113,511
     Accumulated deficit                                           (8,224,093)      (20,538,112)     (26,049,809)
                                                                 ------------      ------------     ------------
         Total stockholders' equity (deficit)                        (204,414)        5,640,990          171,090
                                                                 ------------      ------------     ------------
         Total liabilities and stockholders'
           equity (deficit)                                        $1,411,826        $7,053,234       $1,462,570
                                                                 ============       ===========     ============

See accompanying notes to financial statements.

                                     PROVATO

                            STATEMENTS OF OPERATIONS

                                              YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                          -------------------------------          -----------------------------
                                              1999                2000              2000               2001
                                             ------              ------            ------             ------
                                                                                          (UNAUDITED)
Software license fees                          $326,799            $666,032         $666,032       $          --
Professional services                           203,991           1,374,636          843,011             107,959
                                          --------------      --------------    --------------     --------------
  Total revenues                                530,790           2,040,668        1,509,043             107,959

Cost of revenues:
 Software license fees                           32,000              65,971           42,880              21,862
 Professional services                          232,610           1,101,546          624,248             166,754
                                          --------------      --------------    --------------     --------------
  Total cost of revenues                        264,610           1,167,517          667,128             188,616
                                          --------------      --------------    --------------     --------------
  Gross profit                                  266,180             873,151          841,915             (80,657)
                                          --------------      --------------    --------------     --------------
Expenses:
 Selling and marketing                        1,686,132           6,203,570        2,097,152           2,748,751
 Research and development                     2,803,830           4,219,632        1,795,933           1,725,471
 General and administrative                   1,597,819           2,626,391        1,303,295             640,617
 Depreciation and amortization                  227,675             481,049          193,910             354,695
                                          --------------      --------------    --------------     --------------
  Total expenses                              6,315,456          13,530,642        5,390,290           5,469,534
                                          --------------      --------------    --------------     --------------
  Loss from operations                       (6,049,276)        (12,657,491)      (4,548,375)         (5,550,191)

Interest income                                  67,153             441,684          165,678              67,385
Interest expense                                (75,786)            (93,271)         (73,679)            (29,685)
Other income (expense)                               --              (4,941)             174                 794
                                          -------------       --------------    -------------      --------------
  Net loss                                  ($6,057,909)       ($12,314,019)     ($4,456,202)        ($5,511,697)
                                          =============       ==============    =============      ===============

See accompanying notes to financial statements.

                                                     PROVATO

                                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                      SERIES A PREFERRED STOCK     SERIES B PREFERRED STOCK      SERIES C PREFERRED STOCK
                                    ---------------------------    -------------------------     -------------------------
                                        SHARES         AMOUNT        SHARES         AMOUNT         SHARES         AMOUNT
                                      ----------     ----------    ----------     ----------     ----------     ----------

Balance, December 31, 1998               3,000,000     $2,990,740         --       $    --             --       $     --

Issuance of preferred stock                 --             --          4,166,631     4,999,998         --             --
Exercise of warrants                        --             --             --            --             --             --
Exercise of options                         --             --             --            --             --             --
Issuance of options for services            --             --             --            --             --             --
Net loss                                    --             --             --            --             --             --
                                     -------------  -------------  ------------- -------------  -------------  -------------
Balance, December 31, 1999               3,000,000      2,990,740      4,166,631     4,999,998         --             --

Issuance of preferred stock                 --             --             --            --          3,738,039     18,054,728
Issuance costs of preferred stock           --             --             --            --             --            (11,423)
Exercise of options                         --             --             --            --             --             --
Repayment/forgiveness of loans
 receivable                                 --             --             --            --             --             --
Issuance of options for services            --             --             --            --             --             --
Issuance of common stock for
services                                    --             --             --            --             --             --
Issuance of warrants for bank
financing                                   --             --             --            --             --             28,585
Issuance of warrants for
 equipment lease commitment                 --             --             --            --             --             25,130
Repurchase of restricted stock              --             --             --            --             --             --
Net loss                                    --             --             --            --             --             --
                                     -------------  -------------  ------------- -------------  -------------  -------------
Balance, December 31, 2000               3,000,000      2,990,740      4,166,631     4,999,998      3,738,039     18,097,020

Issuance of preferred stock
(unaudited)                                 --             --             --            --              4,063         19,630
Issuance of options for services
(unaudited)                                 --             --             --            --             --             --
Exercise of options and warrants
(unaudited)                                 --             --             --            --             --             --
Net loss (unaudited)                        --             --             --            --             --             --
                                     -------------  -------------  ------------- -------------  -------------  -------------
Balance, June 30, 2001 (unaudited)       3,000,000     $2,990,740      4,166,631    $4,999,998      3,742,102    $18,116,650
                                     =============  =============  ============= =============  =============  =============


                                            COMMON STOCK                                         STOCKHOLDERS'
                                    --------------------------------      ACCUMLULATED               EQUITY
                                        SHARES         AMOUNT                DEFICIT               (DEFICIT)
                                      ----------     ----------           -------------           ------------

Balance, December 31, 1998               2,941,250       $11,235            ($2,166,184)               $835,791

Issuance of preferred stock                 --            --                      --                  4,999,998
Exercise of warrants                        36,250         3,625                  --                      3,625
Exercise of options                        105,917        13,508                  --                     13,508
Issuance of options for services            --               573                  --                        573
Net loss                                    --            --                 (6,057,909)             (6,057,909)
                                     ------------- -------------           -------------          -------------
Balance, December 31, 1999               3,083,417        28,941             (8,224,093)               (204,414)

Issuance of preferred stock                 --            --                      --                 18,054,728
Issuance costs of preferred stock           --            --                      --                    (11,423)
Exercise of options                        148,500        20,630                  --                     20,630
Repayment/forgiveness of loans
 receivable                                 --            10,000                  --                     10,000
Issuance of options for services            --            14,547                  --                     14,547
Issuance of common stock for
services                                    16,850        21,063                  --                     21,063
Issuance of warrants for bank
financing                                   --            --                      --                     28,585
Issuance of warrants for
 equipment lease commitment                 --            --                      --                     25,130
Repurchase of restricted stock            (434,375)       (3,837)                 --                     (3,837)
Net loss                                    --            --                (12,314,019)            (12,314,019)
                                     ------------- -------------           -------------          -------------
Balance, December 31, 2000               2,814,392        91,344            (20,538,112)              5,640,990

Issuance of preferred stock
(unaudited)                                 --            --                      --                     19,630
Issuance of options for services
(unaudited)                                 --             6,250                  --                      6,250
Exercise of options and warrants
(unaudited)                                131,117        15,917                  --                     15,917
Net loss (unaudited)                        --            --                 (5,511,697)             (5,511,697)
                                     ------------- -------------           -------------          -------------
Balance, June 30, 2001 (unaudited)       2,945,509      $113,511           ($26,049,809)               $171,090
                                     ============= =============           =============          =============

See accompanying notes to financial statements.

                                                        PROVATO

                                               STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
                                                            ------------------------------------------------------------
                                                                1999           2000           2000            2001
                                                               ------         ------         ------          ------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
 Net loss                                                     ($6,057,909)  ($12,314,019)    ($4,456,202)   ($5,511,697)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
      Services provided in exchange for options and
        common stock                                                  573         35,610              --          6,250
      Amortization of interest expense for warrants issued
         in connection with financing arrangements                    992         31,725          28,585         12,565
      Other noncash compensation                                       --         60,000              --             --
      Depreciation and amortization                               227,675        481,049         193,910        354,695
      Changes in operating assets and liabilities:
        Accounts receivable                                      (362,300)       283,662        (361,075)        78,638
        Prepaids and other assets                                (119,583)       (41,318)        (67,076)      (427,121)
        Accounts payable                                          588,347       (125,650)       (195,553)        20,940
        Deferred revenue                                          272,225       (211,939)       (174,095)       (46,959)
        Other liabilities                                         245,899        227,655         131,784       (222,169)
                                                             ------------   ------------     -----------   ------------
        Net cash used in operating activities                  (5,204,081)   (11,573,225)     (4,899,722)    (5,734,858)
                                                             ------------   ------------     -----------   ------------
Cash flows used in investing activities - purchase of
   equipment                                                     (596,523)      (687,709)       (492,228)       (17,527)
                                                             ------------   ------------     -----------   ------------
Cash flows from financing activities:
 Proceeds from bank borrowing and warrants issued                      --      1,360,000       1,360,000             --
 Repayment of bank borrowing                                           --     (1,360,000)     (1,360,000)            --
 Proceeds from note payable                                            --             --              --        150,000
 Repayment on capital leases                                      (75,254)      (144,062)        (79,627)       (92,146)
 Proceeds from exercise of options and warrants                    17,133         20,630          10,862         15,917
 Proceeds from issuance of preferred stock, net                 4,999,998     18,043,305      17,791,874         19,630
 Repurchase of restricted stock                                        --         (3,837)             --             --
                                                             ------------   ------------     -----------   ------------
        Net cash provided by financing activities               4,941,877     17,916,036      17,723,109         93,401
                                                             ------------   ------------     -----------   ------------
Net increase (decrease) in cash and cash equivalents             (858,727)     5,655,102      12,331,159     (5,658,984)
Cash and cash equivalents at beginning of year                    862,634          3,907           3,907      5,659,009
                                                             ------------   ------------     -----------   ------------
Cash and cash equivalents at end of year                           $3,907     $5,659,009     $12,335,066            $25
                                                             ============   ============     ===========   ============
Supplemental disclosure of noncash investing and
   financing activities:
 Property and equipment acquired under capital lease
   obligation                                                     $59,164     $       --     $        --        $71,854
                                                             ============   ============     ===========   ============
 Issuance of preferred stock warrants in connection with
   equipment lease commitment                                     $    --        $25,130     $        --        $    --
                                                             ============   ============     ===========   ============
 Cash paid during the year for interest                           $75,782        $61,546         $45,094        $29,685
                                                             ============   ============     ===========   ============

See accompanying notes to financial statements.

                                     PROVATO

                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1)      ORGANIZATION

         Provato (the Company) is a privately owned company incorporated in 1997 in the state of California. The Company provides a business-to-business platform for delivering secure and tailored information to channel partners, suppliers and customers.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)  INTERIM FINANCIAL STATEMENTS

         The accompanying balance sheet as of June 30, 2001 and the statements of operations, cash flows and stockholders equity (deficit) for the six months ended June 30, 2000 and 2001 are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

         (b)  REVENUE RECOGNITION

         The Company's revenue recognition policies are in accordance with Statement of Position (SOP) 97-2 and SOP 98-9, SOFTWARE REVENUE RECOGNITION. Software license fees are recognized when the software product is shipped. If collectibility of the fee from the customer is not reasonably assured, the Company records the license fees when collected. Professional services revenues are recognized as such services are performed. Maintenance revenues, including revenues bundled with software agreements which entitle the customers to technical support, are deferred and recognized ratably over the related contract period, generally 12 months. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as software products, upgrades, enhancements, post-contract customer support, installation, or training. When arrangements contain multiple elements and vender-specific objective evidence exists for all undelivered elements, the Company recognizes revenue for the delivered elements using the residual method.

         (c)  STOCK-BASED COMPENSATION

         The Company uses the intrinsic value-based method, consistent with Accounting Principles Board (APB) Opinion No. 25 to account for all of its employee stock-based compensation plans.

         Stock-based awards granted to nonemployees are accounted for pursuant to the fair value method. The associated expense is recognized by the Company over the period the services are performed by the nonemployees.

         (d)  CASH EQUIVALENTS

         Cash equivalents consist of highly liquid investments with original maturities, at the time of purchase, of three months or less.

                                     PROVATO

                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

         (e)  PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost, net of accumulated depreciation. Furniture, fixtures, and computer and office equipment are depreciated/amortized using the straight-line method over the two- to five-year estimated useful lives of the assets. Property and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of lease term or estimated useful life of the asset.

         (f)  RESEARCH AND DEVELOPMENT

         All research and development costs are expensed as incurred and include salaries and expenses related to employees who conduct research and development activities.

         (g)  SOFTWARE DEVELOPMENT COSTS

         Under Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED, software development costs are capitalized beginning when a product's technological feasibility has been established using the working model method and ending when a product is available for general release to customers. To date, the Company has not capitalized any software development costs because all costs meeting the requirements of SFAS No. 86 have not been significant.

         (h)  INCOME TAXES

         The Company accounts for income taxes under the asset and liability method with deferred income tax assets and liabilities recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences, with a valuation allowance established against the resulting assets to the extent it is more likely than not that the related tax benefit will not be realized.

         (i)  USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (j)  ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

         The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

                                     PROVATO

                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

         (k)  COMPREHENSIVE LOSS

         The Company has no significant components of other comprehensive loss and, accordingly, the comprehensive loss is the same as net loss for all periods presented.

         (l)  RECENT ACCOUNTING PRONOUNCEMENTS

         In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION AND INTERPRETATION OF APB OPINION NO. 25. FIN No. 44 provides guidance on the accounting for certain stock option transactions and subsequent amendments to stock option transactions. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN No. 44 did not have a material effect on the Company's financial position or results of operations.

         In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released SAB No. 101B, which delayed the implementation date of SAB No. 101 for the Company until the fourth quarter of 2000. The adoption of SAB No. 101 has not had a significant impact on the Company's financial position or results of operations.

         In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. As amended by SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF EFFECTIVE DATE OF FASB STATEMENT NO. 133, and SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, AN AMENDMENT OF FASB STATEMENT NO. 133. SFAS No. 133 is effective for all quarters and fiscal years beginning after June 15, 2000. The Company adopted SFAS Nos. 133 and 138 effective January 1, 2001. The Company does not believe that the adoption of SFAS Nos. 133 and 138 will have a material effect on the Company's financial position or results of operations.

         In July 2001, the FASB issued SFAS No. 141, BUSINESS COMBINATIONS and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141, which requires all business combinations to be accounted for using the purchase method, is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 applies to goodwill and intangible assets acquired after June 30, 2001, as well as to goodwill and intangible assets previously acquired. Under this statement, goodwill and other certain intangible assets deemed to have an infinite life will no longer be amortized. Instead, these assets will be reviewed for impairment on a periodic basis. This statement is effective for the Company on July 1, 2001 with respect to any acquisitions completed after June 30, 2001, and on January 1, 2002 for all other goodwill and intangible assets. The adoption of SFAS Nos. 141 and 142 will not have a material effect on the Company's financial position or results of operations.

                                     PROVATO

                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(3)    PROPERTY AND EQUIPMENT

       As of December 31, 1999 and 2000 and June 30, 2001, property and equipment consisted of the following:

                                                                         DECEMBER 31,
                                                                    ----------------------               JUNE 30,
                                                                      1999             2000                2001
                                                                    -------          --------           -----------
                                                                                                        (UNAUDITED)
       Leasehold improvements                                              $0          $156,926           $156,926
       Computer equipment                                             420,903           667,638            676,531
       Furniture and fixtures                                         338,945           503,191            503,191
       Purchased software                                             268,048           387,850            468,338
                                                                    ---------         ---------          ---------
                                                                    1,027,896         1,715,605          1,804,986
       Accumulated depreciation and amortization                     (264,742)         (745,791)        (1,100,486)
                                                                    ---------         ---------          ---------
       Property and equipment, net                                   $763,154          $969,814           $704,500
                                                                    =========         =========          =========

       As of December 31, 1999 and 2000 and June 30, 2001, the Company had equipment under capital lease agreements of $394,878, $394,878 and $466,732, respectively, and related accumulated amortization of $160,857, $316,777 and $348,608, respectively.

(4)    BANK BORROWING

       In January 1998, the Company signed a loan agreement with a bank to borrow an aggregate credit line of $750,000, which includes equipment advances and $140,000 of letter of credit reserve. In July 1999, the $610,000 credit line matured and the Company extended the $140,000 letter of credit to January 2001. As of December 31, 1999 and 2000 and June 30, 2001, the Company had $0 borrowings under this agreement.

       In January 2000, the Company entered into a bridge facility with a bank for $1,360,000. Borrowings under the facility carry interest at prime rate plus 1%. Upon issuance of Series C preferred stock, the Company repaid the bridge loan in full. The facility was converted to a revolving line not to exceed the lesser of $1,140,000 or the Company's borrowing base, as defined. In connection with the loan agreement, the Company issued warrants to the bank to purchase 40,624 shares of Series B preferred stock at $1.20 per share. Under the terms of the financing agreement, upon completion of an equity issuance prior to March 31, 2000, warrants converted to 15,527 warrants to purchase Series C preferred stock at $4.83 per share.

(5)    STOCKHOLDERS' EQUITY (DEFICIT)

       (a)    CONVERTIBLE PREFERRED STOCK

              During 2000, 1999 and 1997, the Company issued 3,742,102, 4,166,631, and 3,000,000 shares of Series C, Series B and Series A convertible preferred stock, respectively, to investors at $4.83, $1.20, and $1.00 per share, respectively.

                                     PROVATO

                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

              Dividend Provisions

              The holders of shares of convertible preferred stock are entitled to receive dividends, when, and if declared by the Company's Board of Directors, at a rate of 8% per share per annum adjusted to reflect stock split, dividends, and recapitalizations. No dividends are available to common shareholders until the declaration of dividends to the holders of preferred stock.

              Liquidation Preference

              In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A, Series B and Series C convertible preferred stock are entitled to a liquidation preference of $1.00, $1.20 and $4.83 per share, respectively, plus all declared but unpaid dividends. Any remaining assets shall be distributed ratably among the holders of common stock and preferred stock; however, such pro rata distributions to preferred holders shall cease if the holders receive three times their original investments. A liquidation, dissolution or winding up of the Company shall be deemed to occur and include (i) the Company's sale of all or substantially all of its assets or (ii) any transaction or series of related transactions which results in the holders of outstanding voting equity securities of the Company immediately prior to such transaction holding less than 50% of voting equity securities of the surviving entity.

              Right to Convert

              Each share of convertible preferred stock is convertible into common stock on a one for one basis, subject to adjustments for stock dividends, stock splits or recapitalizations. Conversion is automatic upon the earlier of (i) the closing of a public offering resulting in gross proceeds in excess of $15 million and the initial share price equals or exceeds $3.60 per share or (ii) the election of the holders of a majority of the outstanding shares of preferred stock.

              Voting Rights

              The holders of convertible preferred stock shall have voting rights and powers equal to the voting rights and powers of the common shares. Each holder of convertible preferred stock is entitled to the number of votes equal to the number of common shares into which such preferred stock could be converted.

       (b)    STOCK OPTION PLAN

              The Company established a stock option plan (the Option Plan) during 1998. The Option Plan permits the Company to grant employees, outside directors, and consultants qualified stock options, nonstatutory stock options or stock purchase rights to purchase up to 3,350,000 shares of the Company's common stock. Options generally vest 25% with respect to the number granted upon the first anniversary date of the option grant and the remainder vests in equal monthly installments over the 36 months thereafter.

                                     PROVATO

                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

              A summary of stock option plan activity from October 7, 1997 (inception) to June 30, 2001 is presented below:

                                                                       Options           Number of
                                                                    available for         options        Weighted-average
                                                                        grant           outstanding       exercise price
                                                                   -----------------  ----------------   ------------------
              Balance, December 31, 1998                                832,000            268,000          $     0.10

              Additional shares reserved                              1,145,000                 --                  --
              Options granted                                          (936,894)           936,894                0.14
              Exercised                                                      --           (105,917)               0.13
              Options forfeited                                         203,917           (203,917)               0.12
                                                                     -----------      -------------         ------------
              Balance, December 31, 1999                              1,244,023            895,060                0.13
                                                                     -----------      -------------         ------------

              Additional shares reserved                              1,000,000                 --                  --
              Options granted                                        (1,935,889)         1,935,889                0.93
              Exercised                                                      --           (148,500)               0.14
              Shares repurchased                                         34,375                 --                0.10
              Options forfeited                                         718,394           (718,394)               0.81
                                                                     -----------      -------------         ------------
              Balance, December 31, 2000                              1,060,903          1,964,055                0.66
                                                                     -----------      -------------         ------------
              Options granted                                          (343,000)           343,000                1.25
              Exercised                                                      --            (97,516)               1.25
              Options forfeited                                         724,630           (724,630)               1.03
                                                                     -----------      -------------         ------------
              Balance, June 30, 2001 (unaudited)                      1,442,533          1,484,909          $     0.65
                                                                     ===========      =============         ============

              The weighted-average remaining contractual life of the stock options outstanding as of December 31, 1999 and 2000 and June 30, 2001 was 8.65, 9.11 and 8.68 years, respectively, with exercise prices ranging from $0.10 to $1.25. There were 79,301, 351,493 and 614,003 options exercisable as of December 31, 1999 and 2000 and June 30, 2001, respectively, with weighted-average exercise prices of $0.10, $0.16 and $0.48, respectively.

              The Company uses the intrinsic-value method prescribed by APB No. 25 in accounting for its stock-based compensation arrangements for employees whereby compensation cost is recognized to the extent that the fair value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. Options were granted at the estimated fair value of the Company's common stock, as determined by the Board of Directors, and accordingly, no compensation cost had been recognized for options granted to employees.

              Had compensation cost for stock options granted to employees been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's reported net loss for the years ended December 31, 1999 and 2000 would not have been materially impacted. The fair value of options granted is estimated to be approximately $0.04 per share in 1999 and 2000 and $0.20 in 2001 using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rate of 5.50% in 1999 and 2000 and 4.50% in 2001; and an expected life of four years.

                                     PROVATO

                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

              During fiscal 1999 and 2000, the Company granted 20,000 options to nonemployee consultants. These options vest over two years. The Company recognized $573 and $14,547 of compensation expense in fiscal 1999 and 2000, respectively, related to these nonemployee option grants. The fair value of the options granted to nonemployees in fiscal 1999 and 2000 was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: volatility of 50%; no dividend yield; risk-free interest rate of 5.5%; and an expected life of ten years.

       (c)    WARRANTS

              In connection with the bridge facility as discussed in note 4, the Company issued warrants to the bank to purchase 15,527 shares of Series C preferred stock at an exercise price of $4.83 per share. The warrants are immediately exercisable and expire January 12, 2007. The weighted-average fair value of the warrants issued was $28,585 at the grant date, which was recorded as interest expense in the year as amounts advanced under the bridge facility were repaid in March 2000. The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: volatility of 50%; no dividend yield; risk-free interest rate of 5.5%; and an expected life of seven years.

              During fiscal 2000, the Company granted 12,422 warrants to purchase shares of Series C preferred stock at an exercise price of $4.83 per share in connection with a lease commitment which expires November 16, 2001. The warrants are immediately exercisable and expire in five years. The weighted-average fair value of warrants issued was $25,130 at the grant date, which was recorded in prepaid expenses and other current assets and is being amortized over the term of the lease commitment. As of December 31, 2000, the Company recognized $3,140 in interest expense. The fair value of warrants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: volatility of 50%; no dividend yield; risk-free interest rate of 5.5%; and an expected life of five years.

(6)    INCOME TAXES

       The Company's income tax expense as of December 31, 1999 and 2000 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:

                                                                          1999                   2000
                                                                   -------------------    ------------------
      Statutory tax at 34%                                           $   (2,059,416)            (4,186,766)
      State income tax, net of federal tax effect                             1,061                  4,000
      Nondeductible expenses                                                 34,644                 14,639
      Unutilized net operating losses                                     2,023,711              4,168,127
                                                                   -------------------    ------------------
                                                                     $           --                     --
                                                                   ===================    ==================

                                     PROVATO

                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

       The tax effects of temporary differences that give rise to significant portions of deferred tax assets (liabilities) as of December 31, 1999 and 2000 are presented below:

                                                                          1999                   2000
                                                                   -------------------    -------------------
      Deferred tax assets:
          Accruals and reserves                                    $         67,778                280,958
          Tangibles and intangibles                                         187,500                560,172
          R&D credit carryforwards                                          278,630              1,455,185
          Net operating losses                                            2,966,070              7,194,415
                                                                   -------------------    -------------------
                    Total gross deferred tax assets                       3,499,978              9,490,730
      Deferred tax liabilities:
          State taxes                                                          (546)                  (954)
      Valuation allowance                                                (3,499,432)            (9,489,776)
                                                                   -------------------    -------------------
                                                                         (3,499,978)            (9,490,730)
                                                                   -------------------    -------------------
                    Net deferred tax assets                        $             --                     --
                                                                   ===================    ===================

       The Company established $9,489,776 valuation allowance as of December 31, 2000 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The net change in the valuation allowance for the year ended December 31, 2000 was an increase of $5,990,344.

       As of December 31, 2000, the Company had net operating loss (NOL) carryforwards of approximately $18,000,000 and $17,000,000 for federal and state income tax purposes, respectively. These carryforwards begin to expire in 2012 for federal purposes and 2005 for state income tax purposes. The Company also had federal and state research and development tax credit carryforwards of approximately $734,000 and $721,000, respectively. The federal research and development credits begin to expire in 2012. The California research and development credits may be carried forward indefinitely until utilized.

                                     PROVATO

                          NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

       Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income which can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership). Due to these provisions, utilization of the NOL and tax credit carryforwards may be limited.

(7)    COMMITMENTS

       The Company leases its facilities and equipment under noncancelable operating and capital leases with terms exceeding one year. Rent expense for the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001 was $223,511, $562,050 and $343,087, respectively.

       Future minimum lease payments under the operating and capital leases as of December 31, 2000 are:

                                                                     Operating              Capital
                                                                      leases                 leases
                                                                  ------------------    -----------------
Years ending December 31:
    2001                                                          $        529,802               168,123
    2002                                                                   548,776                19,852
    2003                                                                   558,121                    --
    2004                                                                   374,264                    --
                                                                  ------------------    -----------------
              Total minimum lease payments                        $      2,010,963               187,975
                                                                  ==================
              Less amount representing imputed interest                                           17,940
                                                                                        -----------------
              Present value of minimum lease payments                                            170,035
              Less current portion                                                               151,129
                                                                                        -----------------
              Long-term capital lease obligation                                        $         18,906
                                                                                        =================

       In February 2001, the Company acquired computer equipment with a value of $71,854 under a capital lease obligation. The capital lease has a term of 36 months with monthly payments of $2,284.25.

(8)    SUBSEQUENT EVENTS

       On June 26, 2001, the Company entered into an agreement to merge with I-many, Inc., a Delaware corporation (I-many). In connection with this agreement, the Company also entered into a Convertible Note Purchase Agreement whereby the Company authorized the issuance and sale to I-many of convertible notes totaling an amount not to exceed $2.0 million for a time preceding a proposed merger with I-many. The notes bear interest at prime rate plus 2% per annum and are due two years from the date of issuance. As of August 15, 2001, $1.666 million has been advanced under the agreement, at interest rates ranging from 8.75% - 9.00% per annum.

       On August 16, 2001, the Company consummated the amended and restated agreement dated June 26, 2001, whereby all of the issued and outstanding capital stock of the Company was acquired by I-many. In connection with the merger, I-many issued 1,975,739 shares of common stock to shareholders of the Company. All outstanding stock options of the Company were converted into options to purchase shares of I-many's common stock.

                          I-MANY, INC. AND SUBSIDIARIES

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               AS OF JUNE 30, 2001
                                 (IN THOUSANDS)

                                   (UNAUDITED)

                                                              HISTORICAL                    PRO FORMA
                                                         -----------------------   ---------------------------
                                                                                                         COMBINED
                                                          I-MANY    PROVATO         ADJUSTMENTS           COMPANY
                                                         --------  ----------        ----------         ----------
ASSETS
Current assets:
   Cash and cash equivalents                               $41,428       $  --         ($1,516)(1)         $39,912
   Accounts receivable, net of allowance                    12,587          --              --              12,587
   Prepaid expenses and other current assets                   912         150              --               1,062
                                                         ---------- ----------       ---------          ----------
      Total current assets                                  54,927         150          (1,516)             53,561
Property and Equipment, net                                  7,413         705              --               8,118
Other Assets                                                 2,703         608            (460)(1)(2)        2,851
Goodwill and Other Purchased Intangibles                    23,801          --          12,028(3)           35,829
                                                         ---------- ----------       ---------          ----------
      Total assets                                         $88,844      $1,463         $10,052            $100,359
                                                         ========== ==========       =========          ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Note payable                                            $    --        $150           ($150)(1)      $       --
   Accounts payable                                          2,184         593              --               2,777
   Accrued expenses                                          5,160         469           1,465(2)            7,094
   Deferred service revenue                                  6,704          13              --               6,717
   Unearned product revenue                                  1,115          --              --               1,115
                                                         ---------- ----------       ---------         -----------
      Total current liabilities                             15,163       1,225           1,315              17,703
                                                         ---------- ----------       ---------         -----------
Capital Lease Obligations, net of
   Current portion                                              90          67              --                 157
                                                         ---------- ----------       ---------         -----------
Stockholders' Equity:
   Preferred stock                                              --      26,107         (26,107)(4)              --
   Common stock                                                  3         114            (114)(4)               3
   Additional paid-in capital                              112,043          --          11,208(1)          123,251
   Deferred stock-based compensation                          (117)         --              --                (117)
   Stock subscription receivable                               193          --              --                 193
   Foreign currency translation account                         (3)         -- -                                (3)
   Accumulated deficit                                     (38,528)    (26,050)         23,750(3)(4)       (40,828)
                                                         ---------  ----------       ---------         -----------
      Total stockholders' equity                            73,591         171           8,737              82,499
                                                         ---------  ----------       ---------         -----------
      Total liabilities and stockholders' equity           $88,844      $1,463         $10,052            $100,359
                                                         =========  ==========       =========         ===========

The accompanying notes are an integral part of these pro forma financial statements.

                          I-MANY, INC. AND SUBSIDIARIES

               NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               AS OF JUNE 30, 2001
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                   (UNAUDITED)

         The accompanying unaudited pro forma combined condensed balance sheet has been prepared by combining the historical results of the Registrant and Provato as of June 30, 2001 and reflects the following pro forma adjustments:

         (1) Represents the issuance of 1,975,789 shares of Registrant common stock at $5.66 per share, issuance of a common stock warrant with a value of $25 and the payment of $1,666 in convertible notes issued by the Registrant to Provato preceding the merger, $150 of which had been disbursed as of June 30, 2001. The amounts advanced to Provato pursuant to the convertible notes were not expected to be recouped and are treated as an advance payment of the merger consideration.

         (2) Represents the accrual of estimated direct acquisition costs, in addition to $310 in acquisition costs disbursed by the Registrant as of June 30, 2001.

         (3) Represents the estimated allocation of the purchase price to in-process research and development, other intangible assets, and goodwill and the related charge to operations for the estimated value assigned to in-process research and development. The Registrant is in the process of obtaining an independent appraisal. The preliminary allocation of the purchase price is as follows:

              Consideration:
              -------------

                  Stock and warrant                  $11,208
                  Cash advances                        1,666
                  Transaction costs                    1,775
                                                     -------
                  Total                              $14,649
                                                     =======
         Preliminary Allocation:
         ----------------------
                  Net Tangible assets of Provato     $   321
                  In-process research & development    2,300
                  Acquired developed technology        6,700
                  Goodwill                             5,328
                                                     -------
                                                     $14,649
                                                     =======

         (4)  Represents the elimination of Provato equity accounts.

                          I-MANY, INC. AND SUBSIDIARIES
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

                                                               HISTORICAL                       PRO FORMA
                                                        -----------------------        --------------------------
                                                                                                          COMBINED
                                                         I-MANY        PROVATO       ADJUSTMENTS           COMPANY
                                                       ----------    ----------       ----------         ----------
Net Revenues:
       Product                                             $15,608        $666           $   --            $16,274
       Services                                             20,859       1,375               --             22,234
                                                        ----------   ---------       ----------          ---------
            Total net revenues                              36,467       2,041               --             38,508
Cost of revenues                                            15,911       1,168               --             17,079
                                                        ----------   ---------       ----------          ---------
Gross profit                                                20,556         873               --             21,429

Operating expenses:
       Sales and marketing                                  21,610       6,204               --             27,814
       Research and development                             12,836       4,220               --             17,056
       General and administrative                            4,943       2,626               --              7,569
       Depreciation and amortization                         4,386         481            1,675 (1)          6,542
       In-process research and development                   2,400          --               --              2,400
                                                        ----------   ---------       ----------          ---------
            Total operating expenses                        46,175      13,531            1,675             61,381
                                                        ----------   ---------       ----------          ---------
Loss from operations                                      (25,619)     (12,658)          (1,675)           (39,952)
Other income, net                                           1,444          344               --              1,788
                                                        ----------   ----------      ----------          ---------
Loss before income taxes                                  (24,175)     (12,314)          (1,675)           (38,164)
Provision for income taxes                                     --           --               --                 --
                                                        ----------   ----------      ----------          ---------
Net loss                                                  (24,175)     (12,314)          (1,675)           (38,164)
Accretion of dividends on redeemable
       convertible preferred stock                            544           --               --                544
                                                        ----------   ---------       ----------          ---------
Net loss applicable to common stockholders               ($24,719)    ($12,314)         ($1,675)          ($38,708)
                                                        ==========   =========       ==========          =========
Basic and diluted net loss per common share                ($1.12)                                          ($1.61)
                                                        ==========                                       =========
Weighted average common shares outstanding:
       Basic and diluted                                   22,048                         1,976 (2)         24,024
                                                        ==========                   ==========          =========

The accompanying notes are an integral part of these pro forma financial statements.

                          I-MANY, INC. AND SUBSIDIARIES

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

                                                               HISTORICAL                     PRO FORMA
                                                         -----------------------      --------------------------
                                                                                                        COMBINED
                                                          I-MANY      PROVATO       ADJUSTMENTS          COMPANY
                                                        ----------   ----------      ----------        ----------
Net Revenues:
     Product                                                $14,339   $    --          $    --               $14,339
     Services                                                13,999        108              --                14,107
                                                         ----------    -------          ------            ----------
          Total net revenues                                 28,338        108              --                28,446
Cost of revenues                                              8,529        189              --                 8,718
                                                         ----------    -------          ------            ----------
Gross profit                                                 19,809        (81)             --                19,728

Operating expenses:
     Sales and marketing                                     11,729      2,749              --                14,478
     Research and development                                 7,287      1,725              --                 9,012
     General and administrative                               4,150        641              --                 4,791
     Depreciation                                             2,779        355              --                 3,134
     Amortization of goodwill and other purchased
        intangible assets                                     2,570         --             838(1)              3,408
     In-process research and development                      1,000         --              --                 1,000
                                                         ----------    -------          ------            ----------
          Total operating expenses                           29,515      5,470             838                35,823
                                                         ----------    -------          ------            ----------
Loss from operations                                         (9,706)    (5,551)           (838)              (16,095)

Other income, net                                             1,012         39              --                 1,051
                                                         ----------    -------          ------            ----------
Loss before income taxes                                     (8,694)    (5,512)           (838)              (15,044)
Provision for income taxes                                       --         --              --                    --
                                                         ----------    -------          ------            ----------
Net loss                                                     (8,694     (5,512)           (838)              (15,044)
                                                         ==========    =======          ======            ==========
Basic and diluted net loss per common share                  ($0.26)                                          ($0.42)
                                                         ==========                                       ==========
Weighted average common shares outstanding:
     Basic and diluted                                       33,693                      1,976(2)             35,669
                                                         ==========                     ======            ==========

The accompanying notes are an integral part of these pro forma financial statements.

                          I-MANY, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
     FOR THE YEAR ENDED DECEMBER 31, 2000 AND SIX MONTHS ENDED JUNE 30, 2001
                             (AMOUNTS IN THOUSANDS)

                                   (UNAUDITED)

         The accompanying unaudited pro forma combined condensed statements of operations for the year ended December 31, 2000 and for the six months ended June 30, 2001 have been prepared by combining the historical results of the Registrant and Provato and reflect the following pro forma adjustments:

     (1) Reflects amortization expense on acquired intangible assets other than goodwill, based on their estimated useful life of 4 years. Goodwill is not amortized in accordance with SFAS NO. 142.

     (2) Represents the number of Registrant's shares issued to Provato shareholders based on the terms of the Amended and Restated Agreement and Plan of Merger.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   I-MANY, INC.

Date: October 30, 2001             By: /s/ Kevin F. Collins
                                       ----------------------------------------
                                       Kevin F. Collins
                                       CHIEF FINANCIAL OFFICER

                                  EXHIBIT INDEX

EXHIBIT NO.        DESCRIPTION
2.1*               Amended and Restated  Agreement and Plan of Merger,  dated as of June 26, 2001, by and among the Registrant, Lunalight, Inc., a wholly-owned subsidiary of the Registrant and Provato, Inc.

23.1               Consent of KPMG LLP, Independent Auditors

99.1*              Press Release dated August 20, 2001.

------------------------

* Previously filed with the Registrant's Current Report on Form 8-K dated August 30, 2001 and incorporated herein by reference.